Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement (the “Registration Statement”) of APA Corporation on Form S-4 and in the related proxy statement/prospectus, which are part of the Registration Statement, of our written opinion dated January 3, 2024, appearing as Annex D to such proxy statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Morgan Stanley, Callon’s Financial Advisor,” “The Merger—Recommendation of the Callon Board and Its Reasons for the Merger,” “The Merger—Opinion of Morgan Stanley, Callon’s Financial Advisor,” “The Merger—Certain Unaudited Forecasted Financial Information—Callon Forecasted Financial Information,” and “The Merger Agreement—Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Aaron R. Hoover
Aaron R. Hoover
Managing Director

Houston, Texas

January 31, 2024